                                                Filed Pursuant to Rule 424(b)(3)
                                                      Registration No. 333-41344
PROSPECTUS

                        WEATHERFORD INTERNATIONAL, INC.

                                1,500,000 SHARES

                                 COMMON STOCK,
                           PAR VALUE $1.00 PER SHARE

     The shares of our common stock offered hereby are issuable on exchange or redemption of Weatherford Oil Services, Inc. Series 1 Exchangeable Shares. We will not receive any cash proceeds for the shares offered hereby.

     Our common stock is listed and traded on the New York Stock Exchange under the symbol "WFT". On August 8, 2000, the last reported sales price for our common stock on the New York Stock Exchange was $45 7/8 per share.

     Our principal executive offices are located at 515 Post Oak Boulevard, Suite 600, Houston, Texas 77027. Our telephone number is (713) 693-4000.

     YOU SHOULD CAREFULLY REVIEW AND CONSIDER THE INFORMATION UNDER THE HEADINGS "FORWARD-LOOKING STATEMENTS" BEGINNING ON PAGE 2 AND "RISK FACTORS" BEGINNING ON PAGE 5 OF THIS PROSPECTUS.

     NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON THE ADEQUACY OR ACCURACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

     THE INFORMATION IN THIS PROSPECTUS IS NOT COMPLETE AND MAY BE CHANGED. WE MAY NOT SELL THESE SECURITIES UNTIL THE REGISTRATION STATEMENT FILED WITH THE SECURITIES AND EXCHANGE COMMISSION IS EFFECTIVE. THIS PROSPECTUS IS NOT AN OFFER TO SELL THESE SECURITIES AND IS NOT A SOLICITATION OF AN OFFER TO BUY THESE SECURITIES IN ANY STATE WHERE THE OFFER OR SALE IS PROHIBITED.

                 The date of this prospectus is August 10, 2000
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                               TABLE OF CONTENTS

                                                              PAGE
                                                              ----
About this Prospectus.......................................    1
Forward-Looking Statements..................................    2
Risk Factors................................................    5
No Proceeds.................................................    7
Description of Capital Stock................................    8
Plan of Distribution........................................   10
Canadian Federal Income Tax Considerations For Former Alpine
  Shareholders..............................................   12
United States Federal Income Tax Considerations For Former
  Alpine Shareholders.......................................   17
Legal Matters...............................................   20
Experts.....................................................   20
Where You Can Find More Information.........................   20

                             ABOUT THIS PROSPECTUS

     The shares of common stock offered hereby are issuable on exchange or redemption of Weatherford Oil Services, Inc. ("Services") Series 1 Exchangeable Shares ("Exchangeable Shares"). Services is a wholly-owned subsidiary of Weatherford. Services issued the Exchangeable Shares in exchange for Alpine Oil Services Corporation ("Alpine") common shares in connection with our acquisition of Alpine and related combination of Services and Alpine (the "Combination").

     This prospectus is part of a registration statement that we filed with the Securities and Exchange Commission (SEC) using a "shelf" registration process. This means we may issue the common stock covered by this prospectus from time to time when the holders of Exchangeable Shares present their shares for exchange. Holders of Exchangeable Shares will receive one share of common stock for each Exchangeable Share they exchange or we redeem.

     UNDER NO CIRCUMSTANCES SHOULD THE DELIVERY TO YOU OF THIS PROSPECTUS OR ANY EXCHANGE OR REDEMPTION MADE PURSUANT TO THIS PROSPECTUS CREATE ANY IMPLICATION THAT THE INFORMATION CONTAINED IN THIS PROSPECTUS IS CORRECT AS OF ANY TIME AFTER THE DATE OF THIS PROSPECTUS. IN THIS PROSPECTUS, WHEN WE REFER TO WEATHERFORD AND USE PHRASES SUCH AS "WE" AND "US", WE ARE GENERALLY REFERRING TO WEATHERFORD INTERNATIONAL, INC. AND ITS SUBSIDIARIES AS A WHOLE OR ON A DIVISION BASIS DEPENDING ON THE CONTEXT IN WHICH THE STATEMENTS ARE MADE.

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

                           FORWARD-LOOKING STATEMENTS

     This prospectus and our other filings with the SEC and public releases contain statements relating to our future results, including certain projections and business trends. These statements may constitute "forward-looking statements" as defined in the Private Securities Litigation Reform Act of 1995. Certain risks and uncertainties may cause actual results to be materially different from projected results contained in forward-looking statements in this prospectus and in our other disclosures. These risks and uncertainties include, but are not limited to, the following factors as well as the factors discussed in documents incorporated by reference herein.

A FURTHER DOWNTURN IN INDUSTRY MARKET CONDITIONS COULD AFFECT PROJECTED RESULTS.

     Any unexpected material changes in oil and gas prices or other market trends would likely affect the forward-looking information contained in this prospectus and in our other filings with the SEC and public releases. Our results for 1999 were materially and adversely affected by the downtown in the industry that began in 1998. Although we currently expect that our results for 2000 will show a material improvement over 1999 due to higher oil prices and drilling activity and a general industry view that market conditions have bottomed out and are beginning to recover, the oil and gas industry is extremely volatile and subject to change based on political and economic factors outside our control.

     Our estimates as to future results and industry trends make assumptions regarding the future prices of oil and gas, the North American and international drilling rig counts and their effect on the demand and pricing of our products and services. In analyzing the market and its impact on us for 2000, we have made the following assumptions:

     - The recent increase in the prices of oil and gas will result in improvements to our business in the second half of 2000.

     - Oil prices will average over $20 per barrel for West Texas intermediate crude.

     - Average natural gas prices for 2000 will exceed $2 per mcf.

     - World demand for oil will be up only slightly.

     - Drilling activity will increase slightly beyond normal demand as oil companies seek to replace and produce reserves that were not replaced or produced in 1999.

     - North American and international drilling rig counts will improve, with increases in the international rig count following the North American rig count increase by around six months. In 2000, we expect the average rig count for North America to be around 1,200 and the international rig count to average around 650.

     - Pricing for many of our products and services should increase steadily during the year. Pricing will be subject to market conditions and continued competitive pricing pressures in selected markets and product lines.

     - Demand for compression services will remain relatively flat for most of 2000.

     - Future growth in the industry will be dependent on technological advances that can reduce the costs of exploration and production, and technological improvements in tools used for re-entry, thru-tubing and extended reach drilling as well as artificial lift technologies will be important to our future.

     We have based these assumptions on various macro-economic factors, and actual market conditions could vary materially from those assumed.

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

A FUTURE REDUCTION IN THE DRILLING RIG COUNT COULD ADVERSELY AFFECT THE DEMAND FOR OUR PRODUCTS AND SERVICES.

     Our operations were materially affected by the decline in the rig count during 1998 and 1999. Although the North American rig count has improved from its historical low in 1999, a decline in the North American and international rig counts would adversely affect our results. Our forward-looking statements regarding our drilling products assume an improvement in the rig count in 2000 and that there will not be any material declines in the worldwide rig count, in particular the domestic rig count. Our forward-looking statements also assume an increase in the international markets to occur in the second half of 2000.

PROJECTED COST SAVINGS COULD BE INSUFFICIENT.

     During 1998 and 1999, we implemented a number of programs intended to reduce costs and align our cost structure with the market environment. Our forward-looking statements regarding cost savings and their impact on our business assume these measures will generate the savings expected. However, if the markets decline, we may have to take additional actions to achieve the desired savings.

OUR SUCCESS IS DEPENDENT UPON INTEGRATION OF ACQUISITIONS.

     During 1999 and 2000, we consummated, or agreed to consummate, various acquisitions of product lines and businesses. The success of these acquisitions will be dependent on our ability to integrate these product lines and businesses with our existing businesses and eliminate duplicative costs. We have, or will have, incurred various duplicative costs with respect to the operations of companies and businesses acquired by us during 1999 and 2000 pending the integration of the acquired businesses with our businesses. Our forward-looking statements assume the successful integration of the acquired businesses and their contribution to our income during 2000. Integration of acquisitions is something that cannot occur overnight and is something that requires constant effort at the local level to be successful. Accordingly, there can be no assurance as to the ultimate success of our integration efforts.

OUR SUCCESS IS DEPENDENT UPON TECHNOLOGICAL ADVANCES.

     Our ability to succeed with our long-term growth strategy is dependent on the technological competitiveness of our product and service offerings. A central aspect of our growth strategy is to enhance the technology of our products and services, to expand the markets for many of our products through the leverage of our worldwide infrastructure and to enter new markets and expand in existing markets with technologically advanced value-added products. Our forward-looking statements have assumed gradual growth from these new products and services during 2000.

AN ECONOMIC DOWNTURN COULD ADVERSELY AFFECT DEMAND FOR PRODUCTS AND SERVICES.

     The economic downturn that began in Asia in 1997 affected the economies in other regions of the world, including South America and the former Soviet Union, and contributed to the decline in the price of oil and the level of drilling activity. Although the economy in the United States has experienced one of its longest periods of growth in recent history, the continued strength of the United States economy cannot be assured. If the United States or European economies were to begin to decline or if the economies of South America or Asia were to experience further material problems, the demand and price for oil and gas and our products and services could again adversely affect our revenues and income. We have assumed that a worldwide recession or a material downturn in the United States economy will not occur.

CURRENCY FLUCTUATIONS COULD HAVE A MATERIAL ADVERSE FINANCIAL IMPACT.

     A material decline in currency rates in our markets could affect our future results as well as affect the carrying values of our assets. World currencies have been subject to much volatility. Our forward-looking statements assume no material impact from changes in currencies.

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

CHANGES IN GLOBAL TRADE POLICIES COULD ADVERSELY IMPACT OPERATIONS.

     Changes in global trade policies in our markets could impact our operations in these markets. We have assumed that there will be no material adverse changes in global trading policies that affect our business.

UNEXPECTED LITIGATION AND LEGAL DISPUTES COULD HAVE A MATERIAL ADVERSE FINANCIAL IMPACT.

     If we experience unexpected litigation or unexpected results in our existing litigation having a material effect on results, the accuracy of the forward-looking statements would be affected. Our forward-looking statements assume that there will be no such unexpected litigation or results.

     Finally, our future results will depend upon various other risks and uncertainties, including, but not limited to, those detailed in our other filings with the SEC. For additional information regarding risks and uncertainties, see our other current year filings with the SEC under the Securities Exchange Act of 1934 and the Securities Act of 1933. We will generally update our assumptions in our filings as circumstances require.

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

                                  RISK FACTORS

     An potential investor should consider carefully all of the specific factors described below, as well as the other information included and incorporated in this prospectus by reference, before making an investment decision.

THE EXCHANGE OF EXCHANGEABLE SHARES IS TAXABLE.

     The exchange of Exchangeable Shares for our common stock is generally a taxable event in Canada and the United States. A holder's tax consequences can vary depending on a number of factors, including the residency of the holder, the method of the exchange (put, retraction or redemption) and the length of time that the Exchangeable Shares were held before the exchange.

THE MARKET PRICE OF EXCHANGEABLE SHARES MAY DIFFER FROM THE MARKET PRICE OF COMMON STOCK.

     The Toronto Stock Exchange has approved the listing of the Exchangeable Shares, and our common stock is listed on the New York Stock Exchange. The Exchangeable Shares will trade at prices based on the market for such shares on The Toronto Stock Exchange and the shares of common stock will trade at prices based upon the market for such shares on the New York Stock Exchange.

     The Exchangeable Shares are intended to be the economic equivalent of common stock in that, through various contractual arrangements, each Exchangeable Share is entitled to the same voting, dividend and liquidation rights as one share of common stock and is exchangeable at any time for one share of common stock. However, the market prices at which Exchangeable Shares and common stock trade may be different due to exchange rates, trading volumes and liquidity, and differences between the exchanges and markets in which they are traded.

HOLDERS MAY HAVE TO LIMIT INVESTMENT IF EXCHANGEABLE SHARES BECOME FOREIGN PROPERTY.

     So long as the Exchangeable Shares are listed on a prescribed stock exchange in Canada (which currently includes The Toronto Stock Exchange) and the only property of Services is the redeemable retractable preferred shares of Weatherford Canada Limited ("WCL"), and the shares of WCL do not derive their value, directly or indirectly, primarily from foreign property, the Exchangeable Shares will not be foreign property under the Income Tax Act(Canada) (the "Canadian Tax Act") for trusts governed by registered pension plans, registered retirement savings plans, registered retirement income funds and deferred profit sharing plans or certain other tax-exempt persons.

     Our common stock will be foreign property for such plans or persons, and there can be no assurances that the Exchangeable Shares will continue not to be foreign property. Concerning our common stock and, if the Exchangeable Shares were to become foreign property, the plans, funds and tax-exempt persons listed above would have to limit their investment in such stock or shares or risk incurring penalties under the Canadian Tax Act.

HOLDERS MAY BE REQUIRED TO MAKE AN ELECTION TO AVOID FUTURE UNITED STATES TAXES.

     While there can be no assurance with respect to the classification, for United States federal income tax purposes, of either Alpine or Services as a passive foreign investment company, known as "PFIC," each of Alpine and Services believes that it did not constitute a PFIC during its taxable years ending before the Combination. Presently, we intend to cause Alpine and Services to avoid PFIC status in the future, although there can be no assurance that we will be able to do so or that our intent will not change. A determination of the foreign corporation's status as a PFIC cannot be made until the close of the taxable year. Services intends to monitor its status regularly, and promptly following the end of each taxable year, Services will notify United States holders of Exchangeable Shares if it believes that Services was a PFIC for that taxable year.

     If Services becomes a PFIC during a United States holder's holding period for Exchangeable Shares, and the United States holder does not make an election to treat Services as a qualified electing fund under
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Section 1295 of the United States Internal Revenue Code, then a United States holder may be subject to additional tax and interest on excess distributions with respect to, and gains from the disposition of, the Exchangeable Shares.

LOW PRICES FOR OIL ADVERSELY AFFECT THE DEMAND FOR OUR PRODUCTS AND SERVICES.

     Low oil prices adversely affect demand throughout the oil and natural gas industry, including the demand for our products and services. As prices decline, we are affected in two significant ways. First, the funds available to our customers for the purchase of goods and services declines. Second, exploration and drilling activity declines as marginally profitable projects become uneconomic and either are delayed or eliminated. Accordingly, when oil prices are relatively low, our revenues and income will be adversely affected. Despite the increases in the price of oil during 1999, the market conditions existing in 1998 and 1999 affected our business in various ways. Our drilling and intervention services business experienced declines in line with the general reduction in industry activity. Our completion systems business experienced declines corresponding to the lower activity levels, with the greatest declines outside the United States markets. Our artificial lift business, which is heavily dependent on North American production, experienced continuous declines in revenue throughout 1998 and the first quarter of 1999. Our compression services business has only been marginally affected by the declines in market conditions because its business is based on levels of natural gas development and production, which has been more stable than oil production. Our compression business is subject to price competition in North America.

CUSTOMER CREDIT RISKS

     Substantially all of our customers are engaged in the energy industry. This concentration of customers may impact our overall exposure to credit risk, either positively or negatively, in that customers may be similarly affected by changes in economic and industry conditions. Many of our customers slowed the payment of their accounts in 1999 in light of then current industry conditions and others have experienced greater financial difficulties in meeting their payment terms. We perform ongoing credit evaluations of our customers and do not generally require collateral in support of our trade receivables. We maintain reserves for potential credit losses, and actual losses have historically been within our expectations.

DISRUPTIONS IN FOREIGN OPERATIONS COULD ADVERSELY AFFECT OUR INCOME.

     Like most multinational oilfield service companies, we have operations in certain international areas, including parts of the Middle East, North and West Africa, Latin America, the Asia-Pacific region and the Commonwealth of Independent States (CIS), that are inherently subject to risks of war, local economic conditions, political disruption, civil disturbance and policies that may:

     - disrupt our operations and oil and gas exploration and production activities generally;

     - restrict the movement of funds;

     - lead to U.S. government or international sanctions; and

     - limit access to markets for periods of time.

     Historically, the economic impact of such disruptions has been temporary, and oil and gas exploration and production activities have resumed eventually in relation to market forces. Certain areas, including the CIS, Algeria, Nigeria, parts of the Middle East, the Asia-Pacific region and Latin America, have been subjected to political disruption which has negatively impacted results of operations following such events. Disruptions may occur in our foreign operations, and losses may occur that will not be covered by insurance.

OUR PRODUCTS AND SERVICES ARE SUBJECT TO OPERATIONAL, LITIGATION AND ENVIRONMENTAL RISKS.

     Our products are used for the exploration and production of oil and natural gas. These operations are subject to hazards inherent in the oil and gas industry that can cause personal injury or loss of life,
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

damage to or destruction of property, equipment, the environment and marine life, and suspension of operations. These hazards include fires, explosions, craterings, blowouts and oil spills. Litigation arising from an accident at a location where our products or services are used or provided may result in our being named as a defendant in lawsuits asserting potentially large claims.

     In the ordinary course of business, we become the subject of various claims and litigation. We maintain insurance to cover many of our potential losses and we are subject to various self-retentions and deductibles with respect to our insurance. Although we are subject to various ongoing items of litigation, we do not believe that any of the items of litigation that we are currently subject to will result in any material uninsured losses to us. It is, however, possible that an unexpected judgment could be rendered against us in cases in which we could be uninsured and beyond the amounts that we currently have reserved or anticipate incurring for that matter.

     We are also subject to various federal, state and local laws and regulations relating to the energy industry in general and the environment in particular. Environmental laws have in recent years become more stringent and have generally sought to impose greater liability on a larger number of potentially responsible parties. While we are not currently aware of any situation involving an environmental claim that would likely have a material adverse effect on our business, it is always possible that an environmental claim with respect to one or more of our current businesses or a business or property that one of our predecessors owned or used could arise that could involve the expenditure of a material amount of funds.

CURRENCY DEVALUATION AND FLUCTUATION RISKS.

     A single European currency (the Euro) was introduced on January 1, 1999, at which time the conversion rates between legacy currencies and the Euro were set for 11 participating member countries. However, the legacy currencies in those countries will continue to be used as legal tender through January 1, 2002. Thereafter, the legacy currencies will be canceled, and the Euro bills and coins will be used in the 11 participating countries. We continue to evaluate the effect of the Euro on our business operations; however, we do not foresee that the transition to the Euro will have a significant impact.

     Approximately 45% to 50% of our net assets are located outside the United States and are carried on our books in local currencies. Changes in those currencies in relation to the U.S. dollar result in translation adjustments which are reflected as accumulated other comprehensive loss in the stockholders' equity section on our balance sheet.

OUR COMMON STOCK HAS FLUCTUATED HISTORICALLY.

     Historically, and in the past year in particular, the market price of common stock of companies engaged in the oil and gas industry has been highly volatile. Likewise, the market price of our common stock has varied significantly in the past. News announcements and changes in oil and natural gas prices, changes in the demand for oil and natural gas exploration and changes in the supply and demand for oil and natural gas have all been factors that have affected the price of our common stock.

                                  NO PROCEEDS

     The common stock offered hereby are issuable on exchange or redemption of Exchangeable Shares. We will not receive any cash proceeds on exchange or redemption of the Exchangeable Shares.

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                          DESCRIPTION OF CAPITAL STOCK

     As of the date of this prospectus, we are authorized to issue up to 250,000,000 shares of common stock, par value $1.00 per share, and up to 3,000,000 shares of preferred stock, par value $1.00 per share. As of June 30, 2000, we had 109,189,461 shares of common stock and no shares of preferred stock outstanding. As of that date, we also had approximately 28.2 million shares of common stock reserved for issuance in connection with options or other awards outstanding under various employee or director incentive, compensation and option plans, and for issuance pursuant to conversions of our 5% Convertible Subordinated Preferred Equivalent Debentures due 2027 and our Zero Coupon Convertible Senior Debentures due 2020. In connection with the Combination, we issued one share of Series A Preferred Stock, par value $1.00 per share, a new series of Preferred Stock, that was issued to a trustee and, in effect, gives holders of Exchangeable Shares the right to vote as a holder of our common stock.

     The following is a summary of the key terms and provisions of our equity securities. You should refer to the applicable provisions of our certificate of incorporation, as amended, our bylaws, the Delaware General Corporation Law and the documents we have incorporated by reference for a complete statement of the terms and rights of our capital stock.

COMMON STOCK

     Subject to the rights of the holders of any outstanding shares of our preferred stock that may be outstanding from time to time and to those rights provided by law:

     - dividends may be declared and paid or set apart for payment upon our common stock out of any of our assets or funds legally available for the payment of dividends and may be payable in cash, stock or otherwise;

     - the holders of our common stock have the exclusive right to vote for the election of directors and, except as provided below, on all other matters requiring stockholder action generally, with each share being entitled to one vote; and

     - upon our voluntary or involuntary liquidation, dissolution or winding up, our net assets will be distributed pro rata to the holders of our common stock in accordance with their respective rights and interests to the exclusion of the holders of any outstanding shares of our preferred stock.

     Although the holders of our common stock are generally entitled to vote for the approval of amendments to our certificate of incorporation, an amendment to our certificate of incorporation that would solely modify or change the relative powers, preferences and rights and the qualifications or restrictions of any issued shares of any series of our preferred stock then outstanding generally would not require a vote by our common stockholders.

     Holders of our common stock do not have any cumulative voting, redemption or conversion rights and have no preemptive rights to subscribe for, purchase or receive any class of our shares or our other securities. Holders of our common stock have no fixed dividend rights. Dividends may be declared by our board of directors at its discretion depending on various factors, although no dividends are anticipated for the foreseeable future.

     Under Delaware law, a corporation may include provisions in its certificate of incorporation that will relieve its directors of monetary liability for breaches of their fiduciary duty to the corporation, except under certain circumstances, including a breach of the director's duty of loyalty, acts or omissions of the director not in good faith or which involve intentional misconduct or a knowing violation of law, the approval of an improper payment of a dividend or an improper purchase by us of stock or any transaction from which the director derived an improper personal benefit. Our certificate of incorporation, as amended, provides that our directors are not liable to the Company or its stockholders for monetary damages for breach of their fiduciary duty, subject to the above described exceptions specified by Delaware law.

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

     As a Delaware corporation, we are subject to Section 203 of the Delaware General Corporation Law (the "DGCL"). In general, Section 203 prevents an "interested stockholder" (defined generally as a person owning 15% or more of a corporation's outstanding voting stock) from engaging in a "business combination" (as defined) with the Company for three years following the time such person became an interested stockholder unless:

     - before such person became an interested stockholder, our board of directors approved the transaction in which the interested stockholder became an interested stockholder or approved the business combination;

     - upon consummation of the transaction that resulted in the stockholder becoming an interested stockholder, the interested stockholder owns at least 85% of our voting stock outstanding at the time the transaction commenced (excluding stock held by our directors who are also officers and by our employee stock plans, if any, that do not provide employees with the rights to determine confidentiality whether shares held subject to the plan will be tendered in a tender or exchange offer); or

     - following the transaction in which such person became an interested stockholder, the business combination is approved by our board of directors and authorized at a meeting of our stockholders by the affirmative vote of the holders of two-thirds of our outstanding voting stock not owned by the interested stockholder. Under Section 203, the restrictions described above also do not apply to certain business combinations proposed by an interested stockholder following the announcement or notification of one of certain extraordinary transactions involving the Company and a person who had not been an interested stockholder during the previous three years or who became an interested stockholder with the approval of a majority of our directors, if such extraordinary transaction is approved or not opposed by a majority of our directors who were directors prior to any person becoming an interested stockholder during the previous three years or were recommended for election or elected to succeed such directors by a majority of such directors.

     The Registrar and Transfer Agent for our common stock is American Stock Transfer and Trust Company, New York, New York.

PREFERRED STOCK

     Our board of directors can, without approval of our stockholders, issue one or more series of preferred stock and determine the number of shares of each series and the rights, preferences and limitations of each series by appropriate board resolutions. The following description of the terms of the preferred stock sets forth some of the general terms and provisions of our authorized preferred stock. If we offer additional preferred stock, the terms may include the following:

     - the series, the number of shares offered and the liquidation value of the preferred stock;

     - the price at which the preferred stock will be issued;

     - the dividend rate, if any, the dates on which the dividends will be payable and other terms relating to the payment of dividends on the preferred stock;

     - the liquidation preference of the preferred stock;

     - the voting rights of the preferred stock;

     - whether the preferred stock is redeemable, optionally or mandatorily, or subject to a sinking fund, and the terms of any redemption or sinking fund;

     - whether the preferred stock is convertible into, or exchangeable for, any other securities, and the terms of any conversion; and

     - any additional rights, preferences, qualifications, limitations and restrictions of the preferred stock.

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

     This description of the terms of the preferred stock is not complete and will be subject to and qualified by the certificate of designation relating to any applicable series of preferred stock.

     Undesignated preferred stock may enable our board of directors to render more difficult or to discourage an attempt to obtain control of us by means of a tender offer, proxy contest, merger or otherwise, and to thereby protect the continuity of our management. As a result, the issuance of shares of a series of preferred stock may discourage bids for our common stock or may otherwise adversely affect the market price of our common stock or any other of our preferred stock. The issuance of shares of preferred stock may also adversely affect the rights of the holders of our common stock. For example, any preferred stock issued may rank prior to our common stock as to dividend rights, liquidation preference or both, may have full or limited voting rights and may be convertible into shares of common stock or other securities.

                              PLAN OF DISTRIBUTION

     Under the terms of a plan of arrangement and in connection with the Combination, Services will issue up to 1,500,000 Exchangeable Share in exchange for all outstanding Alpine common shares. Alpine common shareholders who properly exercised their rights of dissent were not issued any Exchangeable Shares and have been or will be paid fair value for their Alpine common shares. Our common stock may be issued to holders of Exchangeable Shares through the holder's election, Services' redemption, or Services' or our liquidation.

ELECTION OF HOLDERS TO RETRACT OR PUT EXCHANGEABLE SHARES

     Holders of Exchangeable Shares may elect at any time to have any or all of their Exchangeable Shares exchanged for an equal number of shares of our common stock, plus an additional amount equivalent to all declared and unpaid dividends on such Exchangeable Shares. The holder's exercise of this election right may be effected by a retraction, if the holder requires Services to purchase the Exchangeable Shares, or an exchange put, if the holder requires us to purchase the Exchangeable Shares. In either case the purchase price may be paid to the holder in our common stock.

     Holders of Exchangeable Shares may retract by presenting to Services or its transfer agent the certificates representing the number of Exchangeable Shares the holder desires to retract, together with a signed notice of retraction specifying the number of Exchangeable Shares the holder wishes to retract and the date the holder desires to receive the common stock, and acknowledging our overriding right to purchase the Exchangeable Shares submitted for retraction, as described below. This retraction date must be a business day between five and ten business days after Services receives the notice of retraction. The transfer agent may require the holder to submit additional documents to complete the retraction.

     Upon receipt of the Exchangeable Share certificates, the notice of retraction and other required documentation from the holder, Services will immediately notify us of such retraction request. We will then have two business days to decide to exercise our retraction call right to purchase all of the Exchangeable Shares submitted by the holder. If we do not advise Services within that two business day period of our decision to exercise this retraction call right, Services will notify the holder as soon as possible thereafter that we will not exercise such right. A holder may revoke his or her notice of retraction at any time before the close of business on the business day before the retraction date. If the holder does not revoke his or her notice of retraction, on the retraction date the Exchangeable Shares that the holder has requested Services to redeem will be acquired by us (assuming we exercise our retraction call right) or redeemed by Services. In either case the holder will receive one share of common stock for each Exchangeable Share retracted, plus an additional amount equivalent to all declared and unpaid dividends on Exchangeable Shares. We or Services, as the case may be, will be entitled to liquidate some of the common stock otherwise deliverable to the holder to fund any statutory withholding tax obligation.

     In lieu of a retraction, holders of Exchangeable Shares may put their Exchangeable Shares to us in exchange for an equal number of shares common stock, plus an additional amount equivalent to all declared and unpaid dividends on such Exchangeable Shares, by presenting to the Trustee the certificates representing the number of Exchangeable Shares the holder desires to put, together with a signed notice of put exercise specifying the number of Exchangeable Shares the holder wishes to put, and such other documents and instruments as may be required to effect a transfer of Exchangeable Shares under the Business Corporations Act (Alberta) and the bylaws of Services. The Trustee may require the holder to submit additional documents to complete the put.

     Upon receipt by the Trustee of the Exchangeable Share certificates, the notice of put and other required documentation from the holder, the Trustee will deliver (subject to receipt from Weatherford) to the holder one share of common stock for each Exchangeable Share retracted, plus an additional amount equivalent to all declared and unpaid dividends on Exchangeable Shares. We will be entitled to liquidate some of the common stock otherwise deliverable to the holder to fund any statutory withholding tax obligation.

REDEMPTION OF EXCHANGEABLE SHARES

     Subject to our redemption call right described below, Services must redeem all of the then outstanding Exchangeable Shares in exchange for an equal number of shares of common stock, plus an additional amount equivalent to all declared and unpaid dividends on Exchangeable Shares, on the automatic redemption date. The automatic redemption date is expected to be (i) August 10, 2010 or (ii) a later date specified by the Services board of directors (no later than the August 10, 2014), or (iii) an earlier date specified by the Services board of directors if there are fewer than 250,000 Exchangeable Shares outstanding.

     We have a redemption call right to purchase on the automatic redemption date all of the outstanding Exchangeable Shares. Services will, at least 120 days before the automatic redemption date, provide the registered holders of Exchangeable Shares with written notice of its proposed redemption or our purchase of the Exchangeable Shares. This notice will set out the formula for determining the number of shares of common stock to be received by holders of Exchangeable Shares and the automatic redemption date.

     We or Services, as the case may be, will be entitled to liquidate some of the common stock otherwise deliverable to the holder to fund any statutory withholding tax obligation.

LIQUIDATION OF SERVICES

     If Services liquidates, dissolves or winds up its affairs, holders of the Exchangeable Shares have preferential rights to receive one share of common stock for each Exchangeable Share they hold, plus an additional amount equivalent to all declared and unpaid dividends on such Exchangeable Shares. If Services proposes to liquidate, dissolve or wind up its affairs, we have the right to purchase all of the outstanding Exchangeable Shares from the holders thereof on the last business day prior to the effective time of any such event.

     On or promptly after the effective time of any Services liquidation, dissolution or winding up, holders of the Exchangeable Shares must surrender their certificates representing such shares, together with any other documents required by the transfer agent, to Services' registered office or transfer agent. If we exercises our purchase rights, such delivery must be made to the transfer agent. In either case, upon receipt of the certificates and other required documents, we or Services, as the case may be, will deliver or cause to be delivered to the holders one share of common stock for each outstanding Exchangeable Share, plus an additional amount equivalent to all declared and unpaid dividends on such Exchangeable Shares. Services may require the holder to pick up the common stock at Services' registered office. We or Services, as the case may be, will be entitled to liquidate some of the common stock otherwise deliverable to the holder to fund any statutory withholding tax obligation.

LIQUIDATION OF WEATHERFORD

     Upon the occurrence of a Weatherford liquidation event (as described below), in order for the holders of the Exchangeable Shares to participate on a pro rata basis with the holders of common stock, each holder of Exchangeable Shares will automatically receive in exchange therefor an equivalent number of shares of common stock, plus an additional amount equivalent to all declared and unpaid dividends on such Exchangeable Shares. A Weatherford liquidation event means:

     - any determination by our board of directors to institute voluntary liquidation, dissolution, or winding-up proceedings with respect to us or to effect any other distribution of our assets among our stockholders for the purpose of winding up our affairs; or

     - our receipt of notice of, our otherwise becoming aware of, any threatened or instituted claim, suit, petition or proceedings with respect to our involuntary liquidation, dissolution or winding-up or to effect any other distribution of our assets among our stockholders for the purpose of winding up our affairs.

     To effect the automatic exchange of Exchangeable Shares for shares of common stock, we will be deemed to have purchased each Exchangeable Share outstanding immediately before the Weatherford liquidation event. Upon a holder's request and surrender of Exchangeable Share certificates, endorsed in blank and accompanied by such instruments of transfer as we may reasonably require, we will deliver to such holder certificates representing an equivalent number of shares of common stock, plus an additional amount equivalent to all declared and unpaid dividends on such Exchangeable Shares. We will be entitled to liquidate some of the common stock otherwise deliverable to the holder to fund any statutory withholding tax obligation.

                   CANADIAN FEDERAL INCOME TAX CONSIDERATIONS
                         FOR FORMER ALPINE SHAREHOLDERS

     The following is a summary of the principal Canadian federal income tax considerations, as of the date of this prospectus generally applicable to former Alpine shareholders who at all relevant times, for purposes of the Canadian Tax Act, hold their Exchangeable Shares and shares of Weatherford common stock as capital property and deal at arm's length with, and are not affiliated with, Alpine or Weatherford. This discussion does not apply to a holder with respect to whom Weatherford is a foreign affiliate within the meaning of the Canadian Tax Act.

     All former Alpine shareholders should consult their own tax advisors as to whether, as a matter of fact, they hold their Exchangeable Shares and shares of Weatherford common stock as capital property for the purposes of the Canadian Tax Act. The "mark-to-market" rules of the Canadian Tax Act relating to financial institutions (including financial institutions, registered securities dealers and corporations controlled by one or more of the foregoing) will preclude such financial institutions from treating their Exchangeable Shares and shares of Weatherford common stock as capital property for purposes of the Canadian Tax Act. This discussion does not take into account the mark-to-market rules, and former Alpine shareholders that are financial institutions for the purposes of these rules should consult their own tax advisors to determine the tax consequences to them of the Combination.

     This discussion is based on the current provisions of the Canadian Tax Act and the regulations thereunder, the current provisions of the Canada-United States Income Tax Convention, and counsel's understanding of the current published administrative practices of Revenue Canada. This discussion takes into account all specific proposals to amend the Canadian Tax Act and the regulations thereunder that have been publicly announced by or on behalf of the Canadian Minister of Finance before the date hereof and assumes that all such proposed amendments will be enacted in their present form. No assurances can be given that the proposed amendments will be enacted in the form proposed, if at all; however, the Canadian federal income tax considerations generally applicable to a former Alpine shareholder with respect to the combination of Alpine, Services and Weatherford will not be different in a material adverse way if the proposed amendments are not enacted.

     Except for the foregoing, this discussion does not take into account or anticipate any changes in law, whether by legislative, administrative or judicial decision or action, nor does it take into account provincial, territorial or foreign income tax legislation or considerations which may differ from the Canadian federal income tax considerations described herein.

     THIS DISCUSSION IS OF A GENERAL NATURE ONLY. THEREFORE, FORMER ALPINE SHAREHOLDERS SHOULD CONSULT THEIR OWN TAX ADVISORS WITH RESPECT TO THEIR PARTICULAR CIRCUMSTANCES. NO ADVANCE INCOME TAX RULING HAS BEEN OBTAINED FROM REVENUE CANADA TO CONFIRM THE TAX CONSEQUENCES OF ANY OF THE TRANSACTIONS DESCRIBED HEREIN.

CONVERSION FROM U.S. DOLLARS TO CANADIAN DOLLARS

     For purposes of the Canadian Tax Act, all amounts relating to the acquisition, holding or disposition of shares of Weatherford common stock, including dividends, adjusted cost base and proceeds of disposition, must be converted into Canadian dollars based on the prevailing United States dollar exchange rate at the time such amounts arise. In computing a shareholder's liability for tax under the Canadian Tax Act, any cash amounts received by a shareholder in United States dollars must be converted into the Canadian dollar equivalent, and the amount of any non-share consideration received by a shareholder must be expressed in Canadian dollars at the time such consideration is received.

SHAREHOLDERS RESIDENT IN CANADA

     The following portion of this discussion is generally applicable to holders of Exchangeable Shares who, for the purposes of the Canadian Tax Act and any applicable income tax treaty or convention, are resident or deemed to be resident in Canada at all relevant times. Certain of such persons to whom the former Alpine common shares might not constitute capital property may elect, in certain circumstances, to have such property treated as capital property by making the irrevocable election permitted by subsection 39(4) of the Canadian Tax Act.

     Retraction of Exchangeable Shares with Services; Redemption of Exchangeable Shares by Services. On the retraction or redemption of a Exchangeable Share with or by Services, the holder of a Exchangeable Share will be deemed to have received a dividend equal to the amount, if any, by which the proceeds exceed the paid-up capital at the time of the Exchangeable Share redemption. For these purposes, the proceeds will be the fair market value at the time of the retraction or redemption of the shares of Weatherford common stock received from Services plus the amount, if any, of all accrued but unpaid dividends on the Exchangeable Shares paid on the retraction or redemption. The amount of such deemed dividend generally will be subject to the same tax treatment accorded to dividends on the Exchangeable Shares as described below. On the retraction or redemption, the holder of a Exchangeable Share will also be considered to have disposed of the Exchangeable Share, but the amount of such deemed dividend will be excluded in computing the shareholder's proceeds of disposition for purposes of computing any capital gain or capital loss arising on the disposition. In the case of a shareholder that is a corporation, in some circumstances, the amount of any such deemed dividend may be treated as proceeds of disposition and not as a dividend.

     Exchange of Exchangeable Shares with Weatherford. Because of Weatherford's retraction call right and redemption call right, an exchange with Weatherford results in Weatherford's purchase of the Exchangeable Shares. The holder will generally realize a capital gain (or a capital loss) equal to the amount by which the proceeds of disposition of the Exchangeable Shares, net of any reasonable costs of disposition, exceed (or are less than) the adjusted cost base to the holder of the Exchangeable Shares immediately before the exchange. For these purposes, the proceeds of disposition will be the fair market value at the time of exchange of the shares of Weatherford common stock plus any other amount received by the holder from Weatherford as part of the exchange consideration. The taxation of capital gains and capital losses is described below.

     Taxation of Capital Gains and Capital Losses. Three-quarters of any capital gain ("taxable capital gain") must be included in a shareholder's income for the year of disposition. Three-quarters of any capital loss ("allowable capital loss") generally must be deducted by the holder from taxable capital gains for the year of disposition. Any allowable capital losses in excess of taxable capital gains for the year of disposition generally may be carried back up to three taxation years or carried forward indefinitely and deducted against net taxable capital gains (taxable capital gains less allowable capital losses) in such other years to the extent and under the circumstances described in the Canadian Tax Act.

     Pursuant to certain proposals in the February 28, 2000 Canadian Federal Budget (the "Budget"), the portion of capital gains or losses realized by a shareholder which is required to be included in income or may be deducted from taxable capital gains, respectively, will be decreased from three-quarters to two-thirds for those gains or losses realized after February 27, 2000, subject to the appropriate adjustments of the inclusion rate in accordance with the budget.

     Capital gains realized by an individual or trust, other than other certain specified trusts, may give rise to alternative minimum tax under the Canadian Tax Act.

     A shareholder that is throughout the relevant taxation year a "Canadian-controlled private corporation" (as defined in the Canadian Tax Act) may be liable to pay an additional refundable tax of 6 2/3% on its "aggregate investment income" for the year which will include an amount in respect to taxable capital gains.

     If the holder of an Exchangeable Share is a corporation, the amount of any capital loss arising from a disposition or deemed disposition of such share may be reduced by the amount of dividends received or deemed to have been received by it on such share to the extent and under circumstances prescribed by the Canadian Tax Act. Similar rules may apply where a corporation is a member of a partnership or a beneficiary of a trust that owns Exchangeable Shares or where a trust or partnership of which a corporation is a beneficiary or a member is a member of a partnership or a beneficiary of a trust that owns Exchangeable Shares. Shareholders to whom these rules may be relevant should consult their own tax advisors.

     Dividends on Exchangeable Shares. In the case of a shareholder who is an individual, dividends received or deemed to be received on the Exchangeable Shares will be included in computing the shareholder's income, and will be subject to the gross-up and dividend tax credit rules normally applicable to taxable dividends received from taxable Canadian corporations.

     In the case of a shareholder that is a corporation other than a "specified financial institution" (as defined in the Canadian Tax Act), dividends received or deemed to be received on the Exchangeable Shares normally will be included in the corporation's income and deductible in computing its taxable income.

     A shareholder that is a "private corporation" (as defined in the Canadian Tax Act) or any other corporation resident in Canada and controlled or deemed to be controlled by or for the benefit of an individual or a related group of individuals may be liable under Part IV of the Canadian Tax Act to pay a refundable tax 33 1/3% of dividends received or deemed to be received on the Exchangeable Shares to the extent that such dividends are deductible in computing the shareholder's taxable income.

     The Exchangeable Shares will be "term preferred shares" as defined in the Canadian Tax Act. Consequently, in the case of a shareholder that is a specified financial institution, such a dividend will be deductible in computing its taxable income only if:

          (i) the specified financial institution did not acquire the Exchangeable Shares in the ordinary course of the business carried on by such institution; or

          (ii) in any case, at the time the dividend is received by the specified financial institution, the Exchangeable Shares are listed on a prescribed stock exchange in Canada (which currently includes The Toronto Stock Exchange) and the specified financial institution, either alone or together with persons with whom it does not deal at arm's length, does not receive (or is not deemed to receive) dividends in respect of more than 10% of the issued and outstanding Exchangeable Shares.

     In addition, to the extent that a deemed dividend arises on the redemption of the Exchangeable Shares by Services, a portion of the dividend may not be subject to the denial of dividend deduction applicable in respect of term preferred shares in accordance with the exceptions outlined above. Specified financial institutions should consult their own tax advisors.

     A shareholder that is throughout the relevant taxation year a "Canadian-controlled private corporation" (as defined in the Canadian Tax Act) may be liable to pay an additional refundable tax of 6 2/3% on its "aggregate investment income" for the year which will include dividends or deemed dividends that are not deductible in computing taxable income.

     The Exchangeable Shares will be "taxable preferred shares" and "short-term preferred shares" for purpose of the Canadian Tax Act. Accordingly, Services will be subject to a 66 2/3% tax under Part VI.1 of the Canadian Tax Act on dividends (other than "excluded dividends" as defined in the Canadian Tax Act) paid or deemed to be paid on the Exchangeable Shares and will be entitled to deduct an amount equal to 9/4 of the tax so payable in computing its taxable income for purposes of the Canadian Tax Act. Dividends received or deemed to be received on the Exchangeable Shares will not be subject to the 10% tax under
Part IV.1 of the Canadian Tax Act applicable to certain corporations.

     Dividends on Weatherford Common Stock. Dividends on shares of Weatherford common stock will be included in the recipient's income for the purposes of the Canadian Tax Act. Such dividends received by an individual shareholder will not be subject to the gross-up and dividend tax credit rules in the Canadian Tax Act. A shareholder that is a corporation will include such dividends in computing its income and generally will not be entitled to deduct the amount of such dividends in computing its taxable income. A shareholder that is throughout the relevant taxation year a "Canadian-controlled private corporation" (as defined in the Canadian Tax Act) may be liable to pay an additional refundable tax of 6 2/3% on its "aggregate investment income" for the year which will include such dividends. United States non-resident withholding tax on such dividends will be eligible for foreign tax credit or deduction treatment, where applicable, under the Canadian Tax Act. See "United States Federal Income Tax Considerations for Former Alpine Shareholders -- Shareholders Not Resident in or Citizens of the United States."

     Disposition of Shares of Weatherford Common Stock. The cost of a share of Weatherford common stock received on a retraction, redemption or exchange of a Exchangeable Share will be equal to the fair market value of such share at the time of such event. The adjusted cost base to a holder of shares of Weatherford common stock acquired on a retraction, redemption or exchange of a Exchangeable Share will be determined by averaging the cost of such share with the adjusted cost base of all other shares of Weatherford common stock held by such holder as capital property immediately before the retraction, redemption or exchange, as the case may be. A disposition or deemed disposition of a share of Weatherford common stock by a holder will generally result in a capital gain (or a capital loss) equal to the amount by which the proceeds of disposition, net of any reasonable costs of disposition, exceed (or are less than) the adjusted cost base to the holder of such share immediately before the disposition.

     Foreign Property Information Reporting. A holder of shares of Weatherford common stock, who is a "specified Canadian entity" for a taxation year or fiscal period and whose total cost amount of "specified foreign property," including such shares, at any time in the year or fiscal period exceeds Cdn$100,000 will be required to file an information return for the year or period disclosing prescribed information, including the shareholder's cost amount, any dividends received in the year, and any gains or losses realized in the year, in respect of such property. With some exceptions, a taxpayer resident in Canada in the year will be a specified Canadian entity. A holder of Weatherford common stock should consult its own advisors about whether it must comply with these rules.

     Exchangeable Shares -- Eligibility for Investment in Canada. Provided the Exchangeable Shares are listed on a prescribed stock exchange in Canada (which currently includes the Toronto Stock Exchange) and the only property of Services is the redeemable retractable preferred shares of WCL, and the shares of

WCL do not derive their value, directly or indirectly, primarily from foreign property within the meaning of the Canadian Tax Act, the Exchangeable Shares will not be foreign property under the Canadian Tax Act for trusts governed by registered retirement savings plans, registered retirement income funds and deferred profit sharing plans, registered pension plans and for certain other persons to whom Part XI of the Canadian Tax Act applies.

     The Exchangeable Shares will be qualified investments under the Canadian Tax Act for trusts governed by registered retirement savings plans, registered retirement income funds and deferred profit sharing plans.

     Weatherford has indicated that it intends to use its best efforts to cause Services to maintain the listing of the Exchangeable Shares on The Toronto Stock Exchange.

     Voting Rights and Exchange Rights. The rights of the holders of Exchangeable Shares to direct the voting of the one share of Alpine special voting stock held by the Trustee and the rights granted to the Trustee to exchange Exchangeable Shares for Weatherford common stock in certain circumstances will not be qualified investments and will be foreign property under the Canadian Tax Act. However, each of Weatherford and Services is of the view that the fair market value of these rights is nominal.

     Weatherford Common Stock. The Weatherford common stock will be a qualified investment under the Canadian Tax Act for trusts governed by registered retirement savings plans, registered retirement income funds and deferred profit sharing plans provided such shares remain listed on the New York Stock Exchange or another prescribed stock exchange. The Weatherford common stock will be foreign property under the Canadian Tax Act.

SHAREHOLDERS NOT RESIDENT IN CANADA

     The following portion of the discussion is applicable to former Alpine shareholders who, for purposes of the Canadian Tax Act and any applicable tax treaty or convention, have not been and will not be resident or deemed to be resident in Canada at any time while they have held Alpine common shares or Exchangeable Shares or will hold shares of Weatherford common stock and, except as specifically discussed below, to whom such shares are not "taxable Canadian property" (as defined in the Canadian Tax Act and the proposed amendments) and, in the case of a non-resident of Canada who carries on an insurance business in Canada and elsewhere, such shares are not "designated insurance property" as defined in the Canadian Tax Act.

     Generally, Exchangeable Shares will not be taxable Canadian property at a particular time provided that:

          (i) such shares are listed on a prescribed stock exchange (which exchanges currently include The Toronto Stock Exchange);

          (ii) the holder does not use or hold, and is not deemed to use or hold, the Exchangeable Shares in connection with carrying on a business in Canada; and

          (iii) the holder, persons with whom such holder does not deal at arm's length, or the holder and such persons, has not owned (or had under option) 25% or more of the issued shares of any class or series of the capital stock of Alpine or Services at any time within five years preceding the particular time.

     The shares of Weatherford will not be taxable Canadian property at a particular time provided that the holder does not use or hold, and is not deemed to use or hold, the shares of Weatherford common stock in connection with carrying on a business in Canada. In the case of Services, even if the holder exceeds the 25% threshold referred to above with respect to the Exchangeable Shares, such shares may not be taxable Canadian property. At the time of disposition such holder should consult its own tax advisors to determine whether the Exchangeable Shares constitute taxable Canadian property at that time. The Toronto Stock Exchange has conditionally approved the listing of the Exchangeable Shares.

     Provided the Exchangeable Shares or shares of Weatherford common stock are not taxable Canadian property to the holder, the holder will not be subject to tax under the Canadian Tax Act on the exchange of a Exchangeable Share for shares of Weatherford common stock (except to the extent the exchange gives rise to a deemed dividend discussed below), or on the sale or other disposition of a Exchangeable Share or share of Weatherford common stock.

     Dividends paid or deemed to be paid on the Exchangeable Shares are subject to non-resident withholding tax under the Canadian Tax Act at the rate of 25%, although such rate may be reduced under the provisions of an applicable income tax treaty or convention. For example, under the Canada-United States Income Tax Convention, the rate is generally reduced to 15% in respect of dividends paid to a person who is the beneficial owner thereof and who is resident in the United States for purposes of the Canada-United States Income Tax Convention.

     A holder whose Exchangeable Shares are redeemed by Services (either under Services' redemption right or pursuant to the holder's retraction rights) will be deemed to receive a dividend as described above under "-- Shareholders Resident in Canada -- Retraction of Exchangeable Shares with Services; Redemption of Exchangeable Shares by Services." Any such deemed dividend will be subject to withholding tax as described above.

                UNITED STATES FEDERAL INCOME TAX CONSIDERATIONS
                         FOR FORMER ALPINE SHAREHOLDERS

     The following is a summary of the material United States federal income tax considerations generally applicable to former Alpine shareholders that are United States holders and that own Exchangeable Shares and Weatherford common stock as capital assets. For purposes of this summary, United States holders are United States citizens or residents (including certain former citizens and residents), corporations or partnerships organized under the laws of the United States or any state thereof, any estate subject to United States federal income tax on its income regardless of source, and any trust if a United States court is able to exercise primary supervision over the administration of the trust and one or more United States persons have authority to control all substantial decisions of the trust.

     This summary is based on United States federal income tax law in effect as of the date of this prospectus. No statutory, judicial, or administrative authority exists that directly addresses certain of the United States federal income tax consequences of the issuance and ownership of instruments and rights comparable to the Exchangeable Shares and the related rights. Consequently, some aspects of the United States federal income tax treatment of the transactions, including the ownership of Exchangeable Shares and the exchange of Exchangeable Shares for shares of Weatherford common stock, are not certain. No advance income tax ruling from the United States Internal Revenue Service and no opinion of United States tax counsel has been sought or obtained regarding the tax consequences of any of the transactions described herein.

     This summary does not address aspects of United States taxation other than United States federal income taxation, nor does it address all aspects of United States federal income taxation that may be applicable to particular United States holders, including, without limitation, former holders of Alpine common shares acquired as a result of the exercise of employee stock options. In addition, this summary does not address (i) the United States state or local tax consequences, or (ii) the foreign tax consequences of the Combination of Alpine, Services, Weatherford and Weatherford Canada Ltd.

     UNITED STATES HOLDERS ARE URGED TO CONSULT THEIR TAX ADVISORS WITH RESPECT TO THE UNITED STATES FEDERAL, STATE, AND LOCAL TAX CONSEQUENCES AND THE FOREIGN TAX CONSEQUENCES OF THE COMBINATION, INCLUDING THE RECEIPT AND OWNERSHIP OF EXCHANGEABLE SHARES AND THE RELATED RIGHTS AND THE RECEIPT AND OWNERSHIP OF WEATHERFORD COMMON STOCK.

EXCHANGE OR REDEMPTION OF EXCHANGEABLE SHARES

     It is anticipated that a United States holder that exercises such holder's rights to exchange, or is subject to a redemption of, the Exchangeable Shares and the related rights for shares of Weatherford common stock generally will recognize gain or loss on the receipt of the shares of Weatherford common stock in exchange for such Exchangeable Shares and the related rights. Such gain or loss will be equal to the difference between the fair market value of the shares of Weatherford common stock at the time of the exchange and the United States holder's tax basis in the Exchangeable Shares and the related rights exchanged. The gain or loss will be capital gain or loss, except that, with respect to any declared but unpaid dividends on the Exchangeable Shares, ordinary income may be recognized by the holder. Capital gain or loss will be long-term capital gain or loss if the Exchangeable Shares have been held as capital assets for more than one year at the time of the exchange. Gain realized on the exchange of Exchangeable Shares for shares of Weatherford common stock generally will be treated as United States source gain. The United States holder's tax basis in the shares of Weatherford common stock will be the fair market value of the shares of Weatherford common stock received by the United States holder in the exchange. Such holder's holding period will begin on the day after the United States holder receives the shares of Weatherford common stock.

     If a United States holder of Exchangeable Shares owns other shares of Services at the time of a redemption of the Exchangeable Shares by Services, the Internal Revenue Service could take the position that the redemption is treated as a dividend. The amount of any such dividend could be the entire amount of money or the value of property received in the redemption. The redemption proceeds would be taxed as ordinary income to the extent of the allocable current and accumulated earnings and profits of Services, if any, with any excess treated next as a recovery of basis and then as a capital gain. In determining whether a United States holder owns other shares of Services, a holder's directly-owned shares and shares that the holder owns constructively under Section 318 of the Code must be considered. The rules of constructive ownership are complex, can produce unexpected results, and depend on each shareholder's specific facts. Holders of Services stock other than the Exchangeable Shares, or holders who believe that a person or entity to whom they are related may hold such shares, directly, indirectly or constructively, should consult their tax advisors in this regard.

DISTRIBUTIONS ON THE EXCHANGEABLE SHARES

     A United States holder of Exchangeable Shares generally will be required to include dividends paid on the Exchangeable Shares in gross income as ordinary income to the extent the dividends were paid out of the current or accumulated earnings and profits of Services, as determined under United States federal income tax principles. Such dividends generally will be treated as foreign source passive income for foreign income tax credit limitation purposes. Under the Canada-United States Income Tax Convention, such distributions will be subject to Canadian withholding tax at a rate of 15%. Subject to certain limitations of United States federal income tax law, a United States holder generally should be entitled to credit such withholding tax against such holder's United States federal income tax liability or to deduct such tax in computing United States taxable income.

PASSIVE FOREIGN INVESTMENT COMPANY CONSIDERATIONS

     For United States federal income tax purposes, a foreign corporation generally will be classified as a passive foreign investment company, known as a "PFIC," for any taxable year during which either (i) 75% or more of its gross income is passive income (as defined for United States federal income tax purposes) or (ii) on average for such taxable year, 50% or more of its assets produce or are held for the production of passive income. For purposes of applying the foregoing tests, the assets and gross income of corporations with respect to which the foreign corporation owns at least 25% of the value of the stock will be attributed to the foreign corporation. Passive income does not include, however, dividends received by the foreign corporation from a related person to the extent such dividends are properly allocable to the income of the related person which is not passive income.

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     While there can be no assurance with respect to the classification of either Alpine or Services as a PFIC, each of Alpine and Services believes that it did not constitute a PFIC during its taxable years ending before the Combination. At the present time, Alpine and Weatherford intend to endeavor to cause Alpine and Services to avoid PFIC status in the future, although there can be no assurance that they will be able to do so or that their intent will not change. Following the end of each taxable year, Services will notify United States holders of Exchangeable Shares if it believes that Services was a PFIC for that taxable year.

     If Services becomes a PFIC during a United States holder's holding period for Exchangeable Shares, and the United States holder does not make an election to treat Services as a qualified electing fund under Section 1295 of the United States Internal Revenue Code, then:

          (i) the United States holder would be required to allocate income recognized upon receiving certain excess distributions with respect to, and gain recognized upon the disposition of, such United States holder's Exchangeable Shares (including upon the exchange of Exchangeable Shares for shares of Weatherford common stock) ratably over the United States holder's holding period for such Exchangeable Shares;

          (ii) the amount allocated to each year other than:

             (A) the year of the excess distribution or disposition of the Exchangeable Shares, or

             (B) any year before the beginning of the first taxable year of Services for which it was a PFIC, would be subject to tax at the highest rate applicable to individuals or corporations, as the case may be, for the taxable year to which such income is allocated, and an interest charge would be imposed upon the resulting tax attributable to each such year (which charge would accrue from the due date of the return for the taxable year to which such tax was allocated); and

          (iii) amounts allocated to periods described in (A) and (B) will be taxable to the United States holder as ordinary income.

     If the United States holder of Exchangeable Shares makes a qualified electing fund election, then the United States holder generally will be currently taxable on such holder's pro rata share of Services' ordinary earnings and net capital gains (at ordinary income and capital gains rates, respectively) for each taxable year of Services in which Services is classified as a PFIC, even if no dividend distributions are received by such United States holder, unless such United States holder makes an election to defer such taxes. If Services believes that it was a PFIC for a taxable year, it will provide United States holders of Exchangeable Shares with information sufficient to allow eligible holders to make a qualified electing fund election and report and pay any current or deferred taxes due with respect to their pro rata shares of Services' ordinary earnings and profits and net capital gains for such taxable year. United States holders should consult their tax advisors concerning the merits and mechanics of making a qualified electing fund election and other relevant tax considerations if either Alpine or Services is a PFIC for any applicable taxable year.

     The foregoing summary of the possible application of the PFIC rules to Alpine and Services and the United States former holders of Alpine common shares is only a summary of certain material aspects of those rules. Because the United States federal income tax consequences to a United States former holder of Alpine common shares under the PFIC provisions may be significant, United States former holders of Alpine common shares are urged to discuss those consequences with their tax advisors.

SHAREHOLDERS NOT RESIDENT IN OR CITIZENS OF THE UNITED STATES

     The following summary is applicable to former holders of Alpine common shares that are not United States holders.

     A non-United States holder generally will not be subject to United States federal income tax on gain (if any) recognized on the sale or exchange of the Exchangeable Shares, or on the receipt of or sale of

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

shares of Weatherford common stock unless such gain is effectively connected with a United States trade or business or, in the case of gains recognized by an individual, such individual is present in the United States for 183 days or more and has a United States "tax home," as defined in the United States Internal Revenue Code, during the taxable year.

     Dividends received by a non-United States holder with respect to the Exchangeable Shares are probably not subject to United States withholding tax, and Weatherford and Alpine do not intend that Weatherford, Services or Alpine will withhold any amounts in respect of such tax from such dividends. There is some possibility, however, that the Internal Revenue Service may assert that United States withholding tax is payable with respect to dividends paid on the Exchangeable Shares to non-United States holders. In such case, holders of Exchangeable Shares could be subject to United States withholding tax at a rate of 30 percent, which rate may be reduced by an income tax treaty in effect between the United States and the non-United States holder's country of residence. This reduction would result in a withholding tax of 15 percent on dividends paid to residents of Canada under the applicable tax treaty.

     Dividends received by non-United States holders with respect to the Weatherford common stock generally will be subject to United States withholding tax at a rate of 30 percent, which rate may be subject to reduction by an applicable income tax treaty. This reduction would result in a withholding tax of 15 percent on dividends paid to residents of Canada under the applicable tax treaty.

                                 LEGAL MATTERS

     Certain legal matters with respect to the validity of the common stock have been passed upon for us by Fulbright & Jaworski L.L.P., Houston, Texas.

                                    EXPERTS

     The consolidated financial statements and schedule of Weatherford International, Inc. as of December 31, 1999 and 1998 and for each of the three years in the period ended December 31, 1999 included in Weatherford International, Inc.'s Annual Report on Form 10-K for the year ended December 31, 1999, incorporated by reference in this prospectus and elsewhere in the registration statement, have been audited by Arthur Andersen LLP, independent public accountants, as indicated in their report with respect thereto, and are incorporated herein by reference in reliance upon the authority of Arthur Andersen LLP as experts in accounting and auditing in giving said report.

     Ernst & Young LLP, independent auditors, have audited Dailey International Inc.'s consolidated balance sheet as of December 31, 1998, and the related consolidated statements of operations, stockholders' equity, and cash flows for the year ended December 31, 1998, the eight month period ended December 31, 1997 and each of the two years in the period ended April 30, 1997, as set forth in their report, which is incorporated by reference in this prospectus and elsewhere in the registration statement. These financial statements are incorporated by reference in reliance on Ernst & Young LLP's report, given on their authority as experts in accounting and auditing.

                      WHERE YOU CAN FIND MORE INFORMATION

     We file annual, quarterly and special reports, proxy statements and other information with the Securities and Exchange Commission pursuant to the Securities Exchange Act of 1934. You may inspect and copy those reports, proxy statements and other information at the Public Reference Section of the SEC at Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549, and the Regional Offices of the SEC at Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661-2511, and 7 World Trade Center, New York, New York 10048. Please call the SEC at 1-800-SEC-0330 for further information on the public reference rooms.

     The SEC maintains a site on the Internet at http://www.sec.gov that contains reports, proxy and information statements and other information regarding us. You can also inspect and copy those reports,
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

proxy and information statements and other information at the offices of the New York Stock Exchange, Inc., 20 Broad Street, New York, New York 10005, on which our common stock is listed.

     We have filed with the SEC a registration statement on Form S-3 covering the securities offered by this prospectus. This prospectus is only a part of the registration statement and does not contain all of the information in the registration statement. For further information on us and the securities being offered, please review the registration statement and the exhibits that are filed with it, as the same may be amended or supplemented from time to time. Statements made in this prospectus that describe documents may not necessarily be complete. We recommend that you review the documents that we have filed with the registration statement to obtain a more complete understanding of those documents.

     The SEC allows us to "incorporate by reference" information into this prospectus, which means that we can disclose important information to you by referring you to another document filed separately with the SEC. The information incorporated by reference is deemed to be part of this prospectus, except for any information superseded by information in this prospectus. This prospectus incorporates by reference the documents set forth below that we previously filed with the SEC. These documents contain important information about us.

     The following documents that we have filed with the SEC (File No. 1-13086) are incorporated by reference into this prospectus:

     - Our Annual Report on Form 10-K for the year ended December 31, 1999;

     - Our Quarterly Report on Form 10-Q for the quarter ended March 31, 2000;

     - Our Current Report on Form 8-K dated January 31, 2000;

     - Our Current Report on Form 8-K dated February 11, 2000;

     - Our Current Report on Form 8-K dated March 6, 2000;

     - Our Current Report on Form 8-K dated April 17, 2000;

     - Our Current Report on Form 8-K dated June 19, 2000;

     - Our Current Report on Form 8-K dated July 27, 2000; and

     - The description of our common stock contained in our Registration Statement on Form 8-A (filed May 19, 1994) and as amended by our Registration Statement on Form S-4, as amended (Registration No. 333-58741), and as amended hereby including any amendment or report filed for the purpose of updating such description.

     All documents that we file pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 after the date of this prospectus will be deemed to be incorporated in this prospectus by reference and will be a part of this prospectus from the date of the filing of the document. Any statement contained in a document incorporated or deemed to be incorporated by reference in this prospectus will be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained in this prospectus or in any other subsequently filed document which also is or is deemed to be incorporated by reference in this prospectus modifies or supersedes that statement. Any statement that is modified or superseded will not constitute a part of this prospectus, except as modified or superseded.

     We will provide without charge to each person, including any beneficial owner, to whom a copy of this prospectus has been delivered, upon written or oral request, a copy of any or all of the documents incorporated by reference in this prospectus, other than the exhibits to those documents, unless the exhibits are specifically incorporated by reference into the information that this prospectus incorporates. You should direct a request for copies to us at 515 Post Oak Boulevard, Suite 600, Houston, Texas 77027, Attention: Secretary (telephone number: (713) 693-4000). If you have any other questions regarding us, please contact our Investor Relations Department in writing (515 Post Oak Blvd., Suite 600, Houston, Texas 77027) or by telephone ((713) 693-4000) or visit our website at www.weatherford.com.

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